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                            DEXTER CORPORATION
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                As filed with the Commission on June 21, 2000




                                                  Dexter Corporation
                                                  One Elm Street
                                                  Windsor Locks, CT 06096-2334
                                                  Tel:  860.292.7675
                                                  Fax:  860.292.7673




Contact:

Kathleen Burdett
John Thompson
Dexter Corporation
860.292.7675
  or
Lawrence A. Rand
Michael Freitag
Kekst and Company
212.521.4800


FOR IMMEDIATE RELEASE

               DEXTER SELLING ASSETS FOR $675 MILLION IN CASH

                   CONTINUES TO PURSUE PROGRAM TO REALIZE
                      FULL VALUE FOR LIFE TECHNOLOGIES

WINDSOR LOCKS, CONNECTICUT, June 20, 2000 - Dexter Corporation (NYSE:DEX) today announced it has signed two definitive asset sale agreements for a total of $675 million in cash - one covering its Electronic Materials, Adhesives and Polymer Systems businesses and the other covering its Nonwoven Materials business. In addition, the Company said it is in active discussions regarding a potential sale of its Coatings business, which would then complete the sale of all the wholly owned businesses.

K. Grahame Walker, Chairman and Chief Executive Officer of Dexter, said:
"We are very pleased to be delivering on our commitment to maximize the value of Dexter's wholly owned businesses for the benefit of all the Company's shareholders. We are now moving forward aggressively to achieve maximum value for the Company's Life Technologies stake."

Dexter stated that net after-tax proceeds from the two sales are expected to be approximately $530 million. The Company also owns 18.8 million shares of Life Technologies, Inc. (OTC BB:LTEK) which equates to 0.811 shares of Life Technologies stock per outstanding Dexter share. Life Technologies stock has recently traded in the range of $48 to $50 per share. Dexter currently intends to use approximately $260 million to repay debt. Dexter also said it expects to distribute the net proceeds from all asset dispositions either in connection with a Life Technologies transaction or directly to its stockholders as promptly as possible.

Details of the proposed transactions are as follows:

o Loctite Corporation (a member of the Henkel Group) has agreed to buy Dexter's Electronic Materials, Adhesives and Polymer Systems businesses for $400 million in cash. The agreement has been approved by Dexter's Board of Directors and the Management Board of Loctite's parent, Henkel KGaA of Germany. The agreement is subject to the approval of Henkel's shareholder committee (Gesellschafterausschuss) at its regularly scheduled meeting on June 29, 2000. Closing is expected in July 2000, subject to customary regulatory approvals including the Hart-Scott-Rodino Act and other customary conditions. The transaction is not subject to approval of Dexter's shareholders.

         Dexter's Electronic Materials, Adhesives and Polymer Systems businesses had net sales of $236 million in 1999. Dexter's Coatings business, which is the only part of Dexter's Specialty Polymers segment not being sold to Loctite, had net sales of $47 million in 1999.

o Ahlstrom Paper Group Oy has agreed to buy Dexter's Nonwoven Materials business for $275 million in cash. The agreement has been approved by the boards of directors of both companies. Although Dexter does not believe shareholder approval is required, at the request of the buyer and for the avoidance of doubt and uncertainty concerning threatened claims by International Specialty Products Inc. (NYSE:ISP), the transaction will be subject to the approval of Dexter's shareholders, which Dexter expects to obtain in the third quarter of 2000. Closing is also subject to the Hart-Scott-Rodino Act and other customary conditions.

         Dexter's Nonwoven Materials business had net sales of $285 million in 1999.

Dexter also said that it is postponing its annual meeting of shareholders for two weeks, from June 30 to July 14, 2000 to allow adequate time for the dissemination of information and evaluation of the proposed transactions by the Company's shareholders before they are asked to vote for directors.

In 1999, Henkel generated sales of USD 11.0 billion and employed more than 56,000 people in over 70 countries. Henkel is a world leader in adhesives, surface technologies and oleochemicals. It is also one of the biggest producers of detergents and household cleaners worldwide, and occupies a leading position in cosmetics and toiletries in Europe.

Ahlstrom Paper Group is a world leader in high value specialty materials made from natural and man-made fibers for labeling, packaging, medical, filtration, building, decorating and many other industrial applications. With approximately 5,000 people in nearly 40 production sites throughout Europe, the Americas and Asia, Group net sales were USD 1.14 billion in 1999.

Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.


Note - We are required to include with all communications regarding our program to maximize value for our stockholders the following cautionary statement - "No assurance can be given that shareholder value will be maximized."

Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

                   Special Materials for Special Effects

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